Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-2 (333-86548), S-3 (No. 333-24083) and S-8 (No. 333-38929, 333-49787 and 333-103453) of Meadowbrook Insurance Group, Inc., of our report dated March 16, 2005 relating to the financial statements, which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated March 16, 2005 relating to the financial statement schedules, which appears in this Form 10-K.

PricewaterhouseCoopers LLP
Chicago, Illinois
March 16, 2005